EX-2.3

ELEVON INCORPORATED

and

ELEVON LIMITED

_________________________________________

SOFTWARE DISTRIBUTION AGREEMENT

FOR AFP

_________________________________________

Charles Russell

8-10 New Fetter Lane

London EC4A 1RS

Tel: 020 7203 5000

Ref: YPG/JJP/059132/02

THIS AGREEMENT is made on September 6, 2002

BETWEEN:

  ELEVON INCORPORATED a company duly incorporated in Delaware, U.S.A. with its principal place of business located at 303 Second Street, Three North, San Francisco, California 94107, U.S.A. ("Elevon"); and

  ELEVON LIMITED (company number: 01848767) whose registered office is at The Gatehouse, Gatehouse Way, Aylesbury, Buckinghamshire HP19 3LD ("Master Distributor").

RECITALS:

  Elevon is the owner of the Software.

  Elevon has agreed to appoint the Master Distributor as its exclusive distributor in the Exclusive Territory and as its non-exclusive distributor in the Non-Exclusive Territory to distribute and sub-license the Software and Software Documentation on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

  DEFINITIONS AND INTERPRETATION

    In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

    "Agreement" means this Agreement, including its Schedules;

    "AFP" means Active Financial Planning, Elevon's software product line which includes the analytical software product known as "Horizon"

    "Business Day" means 8.00 am to 5.00 pm, on any day on which banks in London and New York are generally open for business;

    "Confidential Information" means and includes all information of a confidential nature (defined below in this paragraph) disclosed by one Party to the other during the term of this Agreement which relates to the subject matter of this Agreement, or is learned by a Party by reason of the relationship established by this Agreement or its access to the premises or information of the other Party. Such information may be communicated orally, visually, in writing or in any other recorded or tangible form. Information shall be considered confidential if; (i) the disclosing Party has marked it as such; (ii) the disclosing Party, has advised the other Party, orally or in writing, of its confidential nature; or (iii) due to its character or nature or the context of its disclosure, a reasonable person in like position and under like circumstances would understand it to be confidential;

    "Customer List" means the list of Licensees of the Master Distributor in the Non- Exclusive Territory set out in Schedule 6 and amended from time to time in accordance with the provisions of this Agreement;

    "End- User Agreement" means a software licence and support agreement entered into between the Master Distributor or its Sub-Distributor and a Licensee which includes as a minimum the terms and conditions set out in Schedule 1 as amended in writing by agreement with Elevon from time to time;

    "Exclusive Territory" means the territory set out in paragraph 1 of Schedule 3 as amended from time to time in accordance with the provisions of this Agreement;

    "Force Majeure" means the following: (i) Acts of God; (ii) outbreak of hostilities, riot, civil disturbance, acts of terrorism; (iii) the act of any government or authority (including refusal or revocation of any licence or consent); (iv) fire, explosion, flood, fog or bad weather; (v) power failure, failure of telecommunication lines, failure or breakdown of plant, machinery or vehicles; (vi) default of supplies or sub-contractors; (vii) theft, malicious damage, strike, lock-out or industrial action of any kind; and (viii) any cause or circumstance whatsoever beyond the reasonable control of a Party which, by practice of standard industry practice and reasonable care, would not have been avoided;

    "Intellectual Property Rights" means rights in all inventions (whether patentable or not), patents, utility models, designs (both registered and unregistered and including rights in semiconductor topographies), copyright, database right, trade and service marks (both registered and unregistered) together with all applications for, rights to the grant of and extensions and re-issues of the same, and all other intellectual and industrial property rights including but not limited to all similar and analogous rights throughout the world, in each case for the full term of the relevant right;

    "Licence Royalty" means 40 per cent of Elevon's standard licence fee for the Software as set out in the Price List;

    "Licensee" means a person who is a party to an End-User Agreement with the Master Distributor or a Sub-Distributor in respect of the Software;

    "Non-Exclusive Territory" means the territory set out in paragraph 2 of Schedule 3 as amended from time to time in accordance with the provisions of this Agreement;

    "Parties" means Elevon and the Master Distributor collectively; and "Party" means either one of them;

    "Price List" means the list in Schedule 4 detailing Elevon's license fees, support charges and training rates for the Software as amended from time to time by Elevon;

    "Product Description" means the product description of the Software as modified, enhanced or adapted by Elevon from time to time describing the facilities and functions thereof and supplied to the Master Distributor by Elevon from time to time but excluding any sales and marketing material relating to the Software;

    "Releases" means a release of a program comprised in the Software which program has been adapted and/or enhanced for the purpose of correcting errors or malfunctions and/or enabling a part of the system to interoperate with one or more items of equipment and/or software;

    "Royalties" means the Licence Royalty and/or the Support Royalty;

    "Royalty Targets" means the royalty targets set out in Schedule 5 or such other targets as may be agreed between the Parties in writing from time to time;

    "Software" means the software product line of Elevon known as "AFP" including any new Releases and Versions thereto provided by Elevon and made available to the Master Distributor from time to time pursuant to this Agreement;

    "Software Documentation" means the operating manuals and other literature provided by Elevon to the Master Distributor from time to time for use by or in conjunction with the Software;

    "Software Materials" means the Software, the Product Description and the Software Documentation;

    "Sub-Distributor" means a sub- distributor of the Software sub-contracted by the Master Distributor in accordance with the provisions of this Agreement to exercise any of the rights or perform any of the duties of the Master Distributor under this Agreement;

    "Support Royalty" means 12.5 per cent of the monies received by the Master Distributor or its Sub-Distributor from Licensees in respect of the maintenance and support services provided by the Master Distributor or its Sub-Distributors to the Licensees;

    "Trade Mark" means the trade marks of Elevon details of which are set out in Schedule 7;

    "Version" means a version of a program comprised in the Software which is not a Release and which contains improved or additional facilities and functions when compared with the previous version of the same which Elevon makes generally available at a charge to its other licensees provided that Version 2.0 shall be deemed a Release for the purposes of this Agreement; and

    "Year" means any period of 12 months commencing on the date hereof or any anniversary of the date hereof.

    In this Agreement unless the context requires otherwise:

      the singular includes the plural and vice versa and any gender includes any other gender;

      references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

      any reference to an enactment, order, regulation or other similar instrument includes a reference to that enactment, order, regulation or instrument as from time to time amended, extended or re-enacted;

      references to persons include bodies corporate, unincorporated associations and partnerships, and any reference to the Parties include their respective successors, permitted assigns and personal representatives; and

      any reference to "company", "subsidiary" and "holding company" shall be as defined in section 736 of the Companies Act 1985.

    The headings of this Agreement are for ease of reference only and shall not affect its interpretation or construction.

    The documents comprising this Agreement will be read in the following order of precedence:

      the Clauses of this Agreement;

      the Schedules.

  APPOINTMENT

    Subject to the terms and conditions of this Agreement, and in particular Clause 12, Elevon hereby appoints the Master Distributor and the Master Distributor hereby agrees to act as the exclusive distributor of Elevon to distribute and sub-license the Software Materials in the Exclusive Territory and a non- exclusive distributor of Elevon to distribute and sub-license the Software Material in the Non-Exclusive Territory.

    The Master Distributor shall be entitled to appoint Sub-Distributors to perform its obligations under this Agreement provided that prior written approval of Elevon is sought if the Master Distributor is appointing Sub-Distributors in the Non- Exclusive Territory, which approval shall not be unreasonably withheld, and provided further that the Master Distributor shall at all times remain responsible for the performance and obligations of its Sub-Distributors as if they were those of the Master Distributor under this Agreement and shall procure that they be bound by the same terms of confidentiality and restrictions as the Master Distributor.

    The Master Distributor represents and warrants to Elevon that it has the ability and experience to carry out the obligations assumed by it under this Agreement.

  DURATION

  Subject to the provisions for earlier termination contained in Clause 19, this Agreement shall commence on the date hereof for an initial period of 3 years ("the Initial Period") and shall continue thereafter for successive periods of one year unless and until terminated by either Party giving to the other not less than 6 months' written notice expiring at the end of the Initial Period or at the end of any successive periods of one year.

  GRANT OF LICENCE, DISTRIBUTION AND SUB-LICENSING

    Elevon hereby grants to the Master Distributor an exclusive licence to promote, market, copy, distribute and sub-license the Software and the Software Documentation and provide the Support Services in the Exclusive Territory and a non-exclusive licence to promote, market, copy, distribute and sub-license the Software and the Software Documentation and provide the Support Services in the Non- Exclusive Territory on the terms and conditions set out in this Agreement.

    Elevon shall promptly provide the Master Distributor with new Releases and Versions as they become available from time to time. The new Releases and Versions shall be provided to the Master Distributor at no additional cost. Provision of the new Versions to Licensees by the Master Distributor or its Sub-Distributors shall be subject to an additional Licence Royalty calculated and paid in accordance with the provisions of Clause 13.2.

    The Software and any new Releases and Versions shall be supplied to the Master Distributor in executable object code format and the Master Distributor shall have no right to the source code of the Software, except as expressly authorised by Elevon in writing for the purpose of performing its obligations hereunder and save to the extent permitted by law shall have no right to decompile the Software, nor create or attempt to create, by reverse engineering or otherwise, the source code from the object code of the Software, or adapt the Software in any way or for use to create a derivative work.

    The Master Distributor may make the Software available to its Sub-Distributors and Licensees in object code form only.

    The Software and the Software Documentation shall not be made available to a Licensee without the Support Services, and both shall be made available to Licensees by the Master Distributor or its Sub-Distributors only on the terms of an End-User Agreement which all parties thereto have executed.

    The Master Distributor and its Sub-Distributors shall not distribute copies of the Software or the Software Documentation to any third party who is not a Sub- Distributor or Licensee except pursuant to legal compulsion.

    Elevon agrees to promptly provide the Master Distributor with a master copy of the Software (in machine-readable form), the Software Documentation and the Product Description suitable for reproduction of multiple copies by the Master Distributor. Elevon undertakes to provide the Master Distributor promptly with master copies (in machine-readable form), suitable for reproduction, of any new Versions and Releases to the Software including copies of any modified versions of the Software Documentation and Product Description relating thereto.

    The Master Distributor shall reproduce the Software Materials only in identical form to the master copies provided by Elevon (and in particular shall reproduce Elevon's copyright and proprietary notices on every such reproduction).

    The Master Distributor shall, and shall procure that its Sub-Distributors shall, enter into End-User Agreements only with prospective Licensees whom the Master Distributor reasonably believes are responsible and likely to comply with their obligations under an End-User Agreement.

    The Master Distributor undertakes to Elevon to comply with and perform its obligations under each End-User Agreement fully and promptly.

    If the Master Distributor or its Sub-Distributor fail to comply with any of its obligations under an End-User Agreement, Elevon may at its option effect compliance on behalf of the Master Distributor or its Sub- Distributor and act in place of the Master Distributor or Sub-Distributor whereupon the Master Distributor shall forthwith become liable to pay to Elevon all reasonable costs and expenses incurred by Elevon as a result.

    The Master Distributor shall, and shall procure that its Sub-Distributors shall, at all times take proper care of any copies of the Software and the Software Documentation which are from time to time in its possession or under its control including but not limited to any reasonable security measures to safeguard and secure the Software and Software Documentation against unauthorised access, use or transfer.

    The Master Distributor and its Sub-Distributor shall deliver copies of the Product Description to bona fide prospective Licensees only.

    If any Licensee breaches the terms of its End-User Agreement, the Master Distributor shall use all reasonable endeavours to procure that the breach is remedied but if the Master Distributor is unsuccessful or the breach is incapable of remedy the Master Distributor shall (if it is entitled so to do) terminate the End-User Agreement in accordance with its terms and exercise its rights to recover the Software Materials from the Licensee or procure that they are destroyed. The Master Distributor shall ensure that its Sub-Distributors comply with this Clause 4.14.

  SUPPORT SERVICES

    Elevon shall support the Software in the manner set out in Schedule 2 but otherwise the Master Distributor shall be responsible for supporting the Software to Licensees and in particular for responding to all support-related communications from Licensees. For the avoidance of doubt Elevon shall not be responsible for any support services direct to Licensees and shall direct all support-related communications received from Licensees to the Master Distributor.

  VERSIONS FOR DEMONSTRATION, TRAINING AND SUPPORT

6.1 Elevon shall provide the Master Distributor with a reasonable number of versions of the Software Materials for demonstration, training and support which shall be and shall remain the property of Elevon. The Master Distributor shall not make any copies of such versions without Elevon's prior written permission.

    The Master Distributor shall, and shall procure that its Sub-Distributors shall, not remove or interfere with any notices on such versions indicating that they are the property of Elevon.

    Elevon shall promptly replace such versions with an equivalent number of any new versions of the Software Material which Elevon may produce from time to time, subject to all previous versions for demonstrations, training and support (whether provided by Elevon or copied with the prior written permission of Elevon in accordance with Clause 6.1) being delivered up to Elevon.

    The Master Distributor shall, and shall procure that its Sub-Distributors shall, not remove or interfere with any notices on such versions indicating that they are the property of Elevon.

    The Master Distributor shall, and shall procure that its Sub-Distributors shall, at all times keep such versions properly stored, protected and insured and under its exclusive control and shall return them to Elevon free from any lien, restriction or encumbrance or otherwise dispose of them as Elevon may from time to time direct.

  < I>Clause 7 not used.

  CORRECTIONS AND MODIFICATIONS

    The Master Distributor shall promptly notify Elevon in writing of any error or defect in the Software Materials of which it becomes aware and shall escalate a suspected error or defect in the Software Materials to Elevon for resolution, provided that it shall first complete the following:

      reproduce and validate the error or defect;

      confirm that the system configuration and all settings are properly set in accordance with the Software Documentation;

      use its commercially reasonable efforts to investigate and resolve such error or defect;

      be unable to resolve the error or defect even after such efforts; and

      submit to Elevon the required information described in Clause 8.2 regarding the error or defect.

    The Master Distributor shall, where reasonably possible, provide Elevon with the following information when it escalates a suspected error or defect in the Software to Elevon for resolution:

      a listing of output and any other data relating to such error or defect;

      the operating conditions under which the error or defect appears (including exact steps to reproduce);

      applications, programs and versions used;

      any relevant screen images and error messages; and

      such other information that Elevon may reasonably require to reproduce the error or defect.

    Elevon shall within the time periods set out in paragraph 4 of Schedule 2 and upon receipt of the notification under Clause 8.1 and all the information requested under Clause 8.2, evaluate the notified error or defect in accordance with Schedule 2. Where the response required under Schedule 2 is a new Release, Elevon will use its reasonable endeavours to provide a master copy of the Release within the estimated timescale.

    Pending the delivery of a master copy of such Release, if sought, the Master Distributor shall be entitled to take such measures and give such advice as may be necessary to provide a temporary solution to the fault for Licensees.

  TRAINING

    Elevon undertakes to provide training to the staff of the Master Distributor in the installation, implementation and use of the Software free of charge (i) for a maximum of 10 days per Year if the training relates to a new Version; and (ii) for a maximum of 3 days per year if the training relates to a new Release.

    Any additional training required by the Master Distributor shall be provided by Elevon (within a reasonable period of time from receipt of the Master Distributor's written request for additional training) in accordance with its scale of charges for training set out in Schedule 4.

    The training shall take place at the premises of Elevon or such other venue as may be agreed between the Parties, and shall be scheduled subject to the availability of Elevon's training personnel. If training is not provided at Elevon's premises, the Master Distributor shall reimburse Elevon for reasonable travel and living expenses incurred by Elevon in connection with such training.

    The Master Distributor shall offer training courses for Licensees at its standard rates in force from time to time and shall use its reasonable endeavours to persuade all Licensees to complete training courses in accordance with Elevon's minimum recommendations from time to time in force.

  MASTER DISTRIBUTOR'S OBLIGATIONS

    The Master Distributor shall:

      use reasonable endeavours to promote and extend the licensing of the Software;

      perform its obligations hereunder with reasonable care and skill;

      promptly inform Elevon of real opportunities of which the Master Distributor becomes aware and which are likely to be relevant in relation to the commercial exploitation of the Software Materials and which are advantageous or disadvantageous to the interests of Elevon;

      at all times conduct its business in a manner that will reflect favourably on the Software Materials and on the good name, goodwill and reputation of Elevon;

      not by itself or with others participate in any illegal, deceptive, misleading or unethical practices including, but not limited to, disparagement of the Software Materials or Elevon or other practices which may be detrimental to the Software Materials, Elevon or the public interest;

      at all times employ a sufficient number of staff who are capable of competently demonstrating the Software to prospective Licensees and provide support services to Licensees;

      at all times maintain adequate demonstration facilities for the Software;

      supply to Elevon such reports, returns and other information relating to orders or projected orders for the Software and Licensees as Elevon may from time to time reasonably require;

      promptly after execution of an End-User Agreement supply Elevon with one executed copy which may be redacted as to commercial terms;

      not make any promises or representations or give any warranties, guarantees or indemnities in respect of the Software Materials except such as are expressly authorised by Elevon in writing and shall not supply the Software to any person knowing that it does not meet that person's specific requirements;

      use Elevon's Trade Marks relating to the Software only in a manner approved by Elevon from time to time and then only in connection with themarketing, distribution and sub- licensing of the Software, or for such other purpose as may be approved by Elevon from time to time, and shall not use such Trade Marks in connection with any other products or services or as part of the corporate or any trade name of the Master Distributor;

      not use Elevon's Trade Marks in any way which might prejudice their distinctiveness or validity or the goodwill of Elevon in its Trade Marks;

      not alter, obscure, remove, interfere with or add to any of the Trade Marks, markings or notices affixed to or contained in the Software Materials delivered to the Master Distributor;

      not use Elevon's Trade Marks after the termination of this Agreement, howsoever arising;

      not supply or recommend any computer equipment to a Licensee for use in conjunction with the Software save for that equipment which is contained in Elevon's current recommended compatible hardware list supplied to the Master Distributor from time to time;

      permit Elevon, and its authorised agents (having entered into a suitable nondisclosure agreement with the Master Distributor), on giving no less than ten days' notice, to enter any of the Master Distributor's premises, during normal business hours, with reasonable care to minimise disruption of on-going operations, and examine and copy all applicable records and files of the Master Distributor for the purpose of ascertaining that the Master Distributor is complying with its obligations under this Agreement (and so that the Master Distributor hereby irrevocably licenses Elevon, its employees and agents to enter any such premises for such purpose) and the Master Distributor agrees to provide Elevon and its authorised agents with reasonable co-operation and assistance in connection therewith;

      comply with the provisions of each End-User Agreement entered into with a Licensee of the Software;

      promptly notify Elevon in writing and give full details of any change in the Controlling Interest;

      ~~k~~eep the Customer List accurate and current at all times during the term of this Agreement; and

      keep the Software Materials free from any lien, restriction or other encumbrances

    The goodwill arising as a result of the use of Elevon's Trade Marks shall accrue to Elevon irrespective of whether such use complies with the terms of this Agreement and nothing in this Agreement shall:

      give any rights to the Master Distributor to acquire any goodwill in any Trade Marks; or

      confer any assignment, licence or other disposal of an interest in the Trade Marks save for the licences in Clause 10.1.12.

    The Master Distributor shall ensure that its Sub-Distributors shall comply with the obligations in this Clause 10 to the same extent that the Master Distributor is obligated to comply.

  ELEVON'S OBLIGATIONS

    Elevon shall at its own cost:

      provide the Master Distributor with such reasonable marketing and technical assistance as Elevon may in its discretion consider necessary to assist the Master Distributor with the promotion of the Software;

      endeavour to answer as soon as reasonably possible all technical queries raised by the Master Distributor concerning the use or application of the Software;

      at all times employ a sufficient number of staff who are capable of competently demonstrating the Software to the Master Distributor and provide the support services in accordance with Clause 5;

      provide the Master Distributor with a reasonable number of copies of any promotional literature relating to the Software which Elevon may produce from time to time;

      give the Master Distributor reasonable advance written notice of any new Releases or Versions to the Software;

      provide the Master Distributor with all information and assistance reasonably necessary to enable the Master Distributor properly to perform its obligations hereunder in respect of any new Versions or Releases to the Software; and

      produce Software Documentation in relation to the Software and any new Releases and Versions which describe the functions and capabilities of the Software so that any non-conformance can be understood.

  ROYALTY TARGETS

    The Master Distributor shall use its best endeavours to meet the Royalty Targets set out in Schedule 5 or such other targets as may be agreed between Elevon and the Master Distributor in writing from time to time.

    Subject to Clause 12.3, if, at the end of a Year the Master Distributor fails to meet the Royalty Targets for that Year, Elevon reserves the right to immediately upon written notice to the Master Distributor change the basis upon which the Master Distributor has the right to distribute and sub-license the Software Materials in the Exclusive Territory from exclusive to non-exclusive and appoint other distributor(s) in the Exclusive Territory.

    The right set out in this Clause 12.2 shall be Elevon's sole remedy in respect of any failure of the Master Distributor to meet the Royalty Targets. In particular, Clause 19.1 shall not apply to such failure.

    If the Master Distributor fails to meet the Royalty Target for a specific Year, it may cure the failure by:

      paying to Elevon a sum of monies that represents the additional amount of Royalties due to meet the Royalty Target for that Year within 15 days from the end of that Year; or

      paying to Elevon the Royalty Target for that Year within 120 days from the end of that Year and, in addition, also pay to Elevon 30 per cent of the Royalty Target for the following Year during such 120 day period.

  ROYALTIES AND PAYMENTS

    The Master Distributor agrees to pay to Elevon the following Royalties in respect of each End-User Agreement entered into by the Master Distributor or its Sub-Distributor with a Licensee of the Software:

      the Licence Royalty for any sub-licences granted by the Master Distributor or its Sub-Distributor under an End-User Agreement; and

      the Support Royalty for any support provided by the Master Distributor or its Sub-Distributor under an End-User Agreement.

    The Master Distributor agrees to pay to Elevon an additional Licence Royalty for the provision of a new Version to a Licensee calculated on the difference between the license fee for the new Version and the immediately preceding Version, both as set out in Schedule 4.

    Elevon shall increase or decrease the fees and charges set out in Schedule 4 from time to time by giving the Master Distributor at least 120 days' advance notice of any changes to Schedule 4. No increase or decrease in the fees and charges in Schedule 4 shall be greater than the corresponding proportionate increase or decrease introduced by Elevon in its North American price list.

    The Master Distributor shall during the term of this Agreement pay to Elevon all Royalties (including but not limited to the additional Licence Royalty) on licence fees and support charges received by the Master Distributor or its Sub-Distributors from Licensees in a specific month within 15 days from the end of that month.

    All payments shall be made in US dollars. If necessary, the Parties shall agree a rate of exchange, failing which they shall use the rate published in the London Financial Times at the time of payment.

    The Master Distributor shall be free to fix its own licence fees and annual support charges with Licensees in respect of each End-User Agreement and any additional delivery, implementation and training fees, provided always that the Royalties payable to Elevon shall remain calculated in accordance with Clauses 13.1 and 13.2.

    The Master Distributor shall, and shall procure that its Sub-Distributors shall, keep and shall make available to Elevon accurate records to enable Elevon to verify all orders received and Royalty payments received by and due to it. The Master Distributor shall provide Elevon with a copy of the records for a specific month no later than 10 days after the end of that month.

    During the term of this Agreement and for any period thereafter during which Royalties shall continue to accrue and for a period of 3 years thereafter and upon 20 days' prior written notice to the Master Distributor, Elevon shall have the right at any time and from time to time (subject as provided below), during the Master Distributor's normal business hours, to send an independent accountant (not generally providing services to Elevon except in respect of other royalty audits) to audit the records of the Master Distributor to verify whether the provisions of this Agreement are being complied with.

    Subject to completion of a suitable non-disclosure agreement the Master Distributor shall give the accountant full access to its premises, computers, employees and relevant records for such purpose and the accountant shall be permitted to take copies and extracts of such records. The Master Distributor shall procure that its employees shall provide such assistance, information and explanations as the accountant shall reasonably require. The audit shall be conducted in such a manner as to minimise any interference with the Master Distributor's normal business activities and will not include access to the Master Distributor's cost or profit information.

    Each audit shall cover the period since the last most recent audit or, if none, the date of this Agreement down to the Business Day immediately preceding the commencement of the audit ("Audit Period").

    Elevon shall use its reasonable endeavours to procure that the accountant shall keep confidential the information which comes to its knowledge as a consequence of the audit (and to enter into any confidentiality undertaking reasonably requested by the Master Distributor in respect thereof prior to any disclosure) except that the accountant shall be entitled to reveal to Elevon any information necessary to provide Elevon with confirmation of the whether the Master Distributor is complying with the provisions of this Agreement Royalty remittances or any deviations therefrom.

    Upon written request, Elevon agrees to make available to the Master Distributor, in the event Elevon makes any claim with respect to an audit, a copy of the records and reports pertaining to the audit.

    Elevon agrees not to cause such audits to be carried out more frequently than twice a year, except where Elevon has reasonable cause to believe that correct payments are not being tendered by the Master Distributor in which case Elevon may cause any number of audits to be carried out until such time as Elevon is reasonably satisfied that the position has been corrected.

    Each such audit shall be carried out at Elevon's expense unless it reveals a deficiency of 10 per cent or more of the Royalties remitted for the relevant Audit Period, in which event the Master Distributor shall pay the costs thereof. Payment of such costs and any Royalty deficiency shall be made by the Master Distributor within 7 days after the Master Distributor shall have received written notice thereof from Elevon together with a copy of the accountant's report and, if applicable, fee note showing the amount(s) due. Any such deficiency shall carry interest in accordance with Clause 13.9.3 from the date it was originally due.

    The Master Distributor shall use its reasonable endeavours to ensure that its Sub-Distributors shall comply with this Clause 13.8 to the same extent that the Master Distributor is obligated to comply.

    If the Master Distributor fails to make any payment to Elevon under this Agreement on the due date then, without prejudice to any other right or remedy available to Elevon, Elevon shall be entitled to:

      suspend (by notice in writing) the performance or further performance of its obligations under this Agreement without liability to the Master Distributor 14 days after due date for payment (provided such payment has not been received by such time);

      30 days after due date for payment, suspend (by notice in writing) the Master Distributor's and its Sub-Distributor's right to enter into any further End-User Agreements until payment in full is made (and the Master Distributor and its Sub-Distributor shall so comply with such suspension); and

      charge the Master Distributor interest (both before and after any judgment) on the amount outstanding on a daily basis at the rate of 2 per cent per annum above the base rate of Barclays Bank PLC (or such other London Clearing Bank as Elevon may nominate) from time to time in force, such interest to be calculated from the date or last date for payment thereof to the date of actual payment (both dates inclusive) compounded quarterly. Such interest shall be payable on demand by Elevon.

    Clauses 13.9.1 and 13.9.2 shall not apply where payments are in dispute and delayed as a result thereof provided that the Master Distributor promptly provides Elevon with documentary evidence of the dispute and its prompt attempts to resolve the dispute.

    All Royalties payable under this Agreement are exclusive of any Value Added Tax and other applicable sales taxes and import and export duties, which the Master Distributor shall be additionally liable to pay to Elevon.

    The provisions of this Clause shall survive the termination of this Agreement.

  INTELLECTUAL PROPERTY RIGHTS

    The Software Materials and all Intellectual Property Rights held by Elevon that protect them are and shall remain the property of Elevon (subject to the limited licence set forth in this Agreement) and all copies thereof in the Master Distributor's or any of its Sub-Distributor's possession, custody or control shall be returned to Elevon or otherwise disposed of by the Master Distributor or its Sub-Distributor upon termination or expiration of this Agreement (subject to Clause 20.1.1), as Elevon may direct.

    The Master Distributor shall notify Elevon immediately if the Master Distributor becomes aware of any unauthorised use of any of the Software Materials relating to the Software or any of the Intellectual Property Rights held by Elevon that protect them and will at the request of Elevon assist Elevon (at Elevon's expense) in taking all reasonable steps to defend Elevon's rights therein. The Master Distributor shall ensure that its Sub-Distributors shall comply with this Clause to the same extent that the Master Distributor is obligated to comply.

    The Master Distributor shall not use, reproduce or deal in the Software Materials relating to the Software or any copies thereof except as expressly permitted by this Agreement and shall ensure that its Sub- Distributors comply with the foregoing.

    The provisions of this Clause shall survive the termination of this Agreement.

  CONFIDENTIALITY

    The Master Distributor shall not use or divulge or communicate to any person (other than as permitted by this Agreement or with the written authority of Elevon):

      any of Elevon's Confidential Information which may come to the Master Distributor's knowledge during the continuance of this Agreement;

      the Software Materials or any information concerning the same;

      any of the terms of this Agreement;

    and the Master Distributor shall use all reasonable endeavours to prevent the unauthorised publication or disclosure of any such information, materials or documents.

    Elevon shall not use or divulge or communicate to any person (other than as permitted by this Agreement or with the written authority of the Master Distributor any of the Master Distributor's Confidential Information which may come to Elevon's knowledge during the continuance of this Agreement.

    Each Party shall ensure that its employees are aware of and comply with the confidentiality and non-disclosure provisions contained in this Clause and shall indemnify the other Party against any loss or damage which it may sustain or incur as a result of any breach of confidence by any of its employees.

    If one Party becomes aware of any breach of confidence by any of its employees it shall promptly notify the other Party and give such other Party all reasonable assistance in connection with any proceedings which the other Party may institute against any such employees.

    The provisions of this Clause shall survive the termination of this Agreement but the restrictions contained in Clause 15.1 shall cease to apply to any Confidential Information which:

      may come into the public domain otherwise than as a result of the act or omission of the receiving Party or its employees; or

      is received from a third party who does not breach a duty of confidence in disclosing it; or

      by its nature is not capable of protection as Confidential Information.

    A disclosure which is required by law, by any court of competent jurisdiction or any administrative or regulatory authority shall not be a breach of this Agreement.

  EMPLOYEES AND CONTRACTORS

    During the term of this Agreement and for a period of one year thereafter, neither Party shall solicit for employment, either directly or indirectly, any person who is employed or contracted by the other Party.

  RESERVATION OF RIGHTS

    Elevon reserves the right:

      to exploit the Software outside the Exclusive Territory itself by such means as it may think fit including, without limitation, by the appointment of other distributors in the Non-Exclusive Territory provided that during the continuance of this Agreement or for a period of 5 years from execution hereof, whichever is the shorter period, it shall limit the rights of the new distributors in the Non-Exclusive Territory by excluding the new distributors (whether alone or jointly and whether directly or indirectly) from being concerned or interested in the marketing, distribution, licensing or sale of the Software and Software Documentation to the Licensees listed in the Customer List;

      to provide Releases to the Software in any way whatsoever as Elevon may in its discretion determine;

      to discontinue licensing or sub-licensing the Software upon 30 days' written notice to the Master Distributor. If Elevon serves notice in accordance with this sub-Clause, it shall grant to the Master Distributor the option to purchase the AFP business for the sum of £100,000 (exclusive of VAT) upon terms to be agreed between the Parties. The Master Distributor must exercise this option before the expiry of the notice period. If the Master Distributor gives notice that it wishes to purchase the AFP business, the term of this Agreement shall be extended by the lesser of (a) three months from the date of the notice given under this Clause by Elevon; or (b) the date upon which ownership of the AFP Business transfers to the Master Distributor; and

      to require the Master Distributor either not to use or to cease to use any advertising or promotional materials in respect of the Software which Elevon reasonably considers not to be in its best interests.

  LEGAL RELATIONSHIP

    During the continuance of this Agreement the Master Distributor shall be entitled to use the title "AUTHORISED MASTER DISTRIBUTOR" but such use shall be in accordance with Elevon's policies in effect from time to time and before using such title (whether on the Master Distributor's business stationery, advertising material, website or elsewhere) the Master Distributor shall submit to Elevon proof prints and such other details as Elevon may require and Elevon may in its discretion grant or withhold permission for such proposed use.

    Nothing in this Agreement shall render the Master Distributor or any of its Sub-Distributors a partner or (except as expressly permitted by this Agreement) an agent of Elevon and the Master Distributor and its Sub-Distributors shall not (except as expressly permitted or contemplated by this Agreement) purport to undertake any obligation on Elevon's behalf nor expose Elevon to any liability nor pledge or purport to pledge Elevon's credit.

  TERMINATION

    Notwithstanding anything else contained herein, this Agreement may be terminated:

      by Elevon forthwith on giving notice in writing to the Master Distributor if;

        any audit carried out pursuant to Clause 13.8 shall reveal a deficiency of 25 per cent or more in the relevant Audit Period; or

        the Master Distributor fails to exercise the option to purchase the AFP business granted to it under Clause 17.1.3 within 30 days' from receipt of notice that Elevon wishes to discontinue licensing or sub-licensing the Software; or

        the Parties fail to agree the terms for the transfer of the AFP Business in accordance with the provisions of Clause 17.1.3 within 3 months' from the date of the notice given by Elevon under Clause 17.1.3;

      by either Party forthwith on giving notice in writing to the other if:

        the other commits any material breach of any term of this Agreement and (in the case of a breach capable of being remedied) shall have failed, within 30 days after the receipt of a request in writing from the other Party so to do, to remedy the breach (such request to contain a warning of such Party's intention to terminate); or

        the other Party shall have a receiver or administrative receiver appointed of it or over any part of its undertaking or assets or shall pass a resolution for winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect or if the other Party shall enter into any voluntary arrangement with its creditors or shall become subject to an administration order.

    The Master Distributor and its Sub-Distributor shall not be entitled to any compensation or indemnity (whether for loss of distribution rights, goodwill or otherwise) as a result of the termination of this Agreement in accordance with its terms.

  CONSEQUENCES OF TERMINATION

    On the termination of this Agreement:

      all rights and obligations of the Parties under this Agreement shall automatically terminate except:

        for such rights of action as shall have accrued prior to such termination and any obligations which expressly or by implication are intended to come into or continue in force on or after such termination;

        that the terms of this Agreement shall remain in full force and effect to the extent and for the period necessary to permit the Master Distributor or its Sub-Distributor properly to perform its continuing obligations under each End-User Agreement subsisting at the date of termination (and the Master Distributor's obligations under sub-Clauses 20.1.3 and 20.1.4 below shall be deferred during such period as those continuing obligations subsist);

        that the obligations of the Parties contained in Clauses 4.9, 4.10 and 4.14 shall continue in respect of each End-User Agreement subsisting at the date of termination;

      the Master Distributor shall, and shall procure that its Sub-Distributors shall, immediately eliminate from all its literature, business stationery, publications, websites, notices and advertisements all references to the title "AUTHORISED MASTER DISTRIBUTOR" and all other representations of the Master Distributor's or its Sub-Distributor's appointment hereunder;

      the Master Distributor shall, and shall procure that its Sub-Distributors shall, at its own expense forthwith return to Elevon or otherwise dispose of as Elevon may instruct all promotional materials and other documents and papers whatsoever sent to the Master Distributor and relating to the business of Elevon (other than correspondence between the Parties), all property of Elevon and, subject to Clause 20.1.1, all copies of the Software Materials relating to the Software, being in each case in the Master Distributor's or its Sub- Distributor's possession or under its control.

      subject to Clause 20.1.1, the Master Distributor shall, and shall procure that its Sub-Distributors shall~~,~~ use its best endeavours to cause the Software to be erased from all computers of or under the control of the Master Distributor or its Sub-Distributor and shall certify to Elevon that the same has been done; and

      each End-User Agreement then subsisting shall continue in effect and shall survive the termination of this Agreement in accordance with its terms.

  WAIVER OF REMEDIES

  Any failure or delay on the part of either Party to exercise any power or right under this Agreement shall not operate as a waiver of it, nor shall any single or partial exercise of any such right or power preclude any other or further exercise of the right or power. Any of the rights and remedies of either Party under this Agreement may at any time be enforced separately or concurrently with any other rights and remedies, whether under this Agreement or arising by operation of law with the effect that the rights and remedies are cumulative and not exclusive of each other.

  INDEMNITIES

    Elevon shall indemnify the Master Distributor and keep the Master Distributor fully and effectively indemnified on demand from and against any and all losses, claims (or claims for indemnity from any Licensee against a claim), damages, costs, charges, expenses, liabilities, demands, proceedings and actions which the Master Distributor may sustain or incur, or which may be brought or established against it by any person and which in any case arise out of or in relation to or by reason of the normal use or possession of the Software Materials infringes the Intellectual Property Rights of any third party provided that:

      the Master Distributor notifies Elevon in writing as soon as reasonably practicable of any infringement, suspected infringement or alleged infringement of which it becomes aware;

      Elevon is given immediate and complete control of such claim;

      that neither the Master Distributor nor a Sub-Distributor or Licensee prejudice Elevon's defence of such claim;

      that the Master Distributor gives Elevon all reasonable assistance with such claim (at Elevon's expense);

      that the claim does not arise as a result of the use of the Software Materials otherwise than in accordance with the terms of this Agreement or an End-User Agreement or with any equipment or programs not approved by Elevon;

      the infringement does not arise out of a modification or enhancement of the Software by the Master Distributor or its Sub-Distributor; and

      that Elevon shall have the right to replace or change all or any part of the Software Materials in order to avoid any infringement provided that it does not reduce the functionality, compatibility or utility, of the Software Materials or any part of them by so doing.

    The foregoing states the entire liability of Elevon to the Master Distributor in respect of the infringement of the Intellectual Property Rights of any unaffiliated third party.

    Elevon shall indemnify the Master Distributor and keep the Master Distributor fully and effectively indemnified on demand from and against any and all claims, losses, liabilities, damages, costs, charges, demands, proceedings, actions and expenses which the Master Distributor may sustain or incur, or which may be brought or established against it by any person and which in any case arise out of or in relation to or by reason of a claim for breach of warranty, design defect, negligence or product liability or any similar claim directly attributable to the Software Materials save to the extent that such claim arises as a result of:

      the Master Distributor's or any of its agents' negligent act or omission, recklessness or wilful misconduct or any breach of its obligations under this Agreement or any End-User Agreement; or

      arises as a result of the use of the Software Materials otherwise than in accordance with the terms of this Agreement or an End-User Agreement or with any equipment or programs not approved by Elevon; or

      arises out of a modification or enhancement of the Software by the Master Distributor;

      and provided that:

        Elevon is informed immediately in writing of the claim and given immediate and complete control of such claim,

        the Master Distributor does not prejudice Elevon's defence of such claim; and

        the Master Distributor gives Elevon all reasonable assistance with such claim (at Elevon's expense).

    Elevon's aggregate liability under this Clause 22.2 shall be limited to a sum equal to the total Royalties received by Elevon from the Master Distributor in the then current Year pursuant to this Agreement.

    The Master Distributor shall indemnify Elevon and keep Elevon fully and effectively indemnified on demand from and against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which Elevon may sustain or incur, or which may be brought or established against it by any person and which in any case arise out of or in relation to or by reason of:

      any breach by the Master Distributor of its obligations under any End-User Agreement or any breach by its Sub-Distributors under any analogous obligations; or

      any unauthorised action or omission of the Master Distributor, its employees, agents, its Sub-Distributors or Licensees; or

      the manner in which the Master Distributor or its Sub-Distributors market the Software (if not approved by Elevon); or

      the independent and unauthorised supply by the Master Distributor or by any of its Sub-Distributors of any products or services for use in conjunction with or in relation to the Software;

      and provided that:

        Elevon notifies the Master Distributor in writing as soon as reasonably practicable of any potential claim for which indemnity will be sought;

        the Master Distributor is given immediate and complete control of such claim;

        Elevon ensures that it does not prejudice the Master Distributor's defence of such claim; subject to Elevon's obligations to testify or submit other evidence in any legal or arbitral proceeding; and

        Elevon gives the Master Distributor all reasonable assistance with such claim (at the Master Distributor's expense).

  The Master Distributor's aggregate liability under this Clause 23.3 shall be limited to a sum equal to the total Royalties received by Elevon from the Master Distributor in the then current Year.

  WARRANTIES AND LIABILITY

    Elevon warrants to the Master Distributor that:

      it owns or has the legal and valid right to use the Software (including without limitation the Software Materials),

      it has all proper right and authority to enter into this Agreement and grant the Master Distributor the rights granted hereunder,

      the Software, when delivered to the Master Distributor, shall provide, if properly used by the Master Distributor and Licensees, the facilities and functions described in the Product Description and the Software Documentation; and

      the Software does not infringe or misappropriate the proprietary rights of any third party.

    The Master Distributor acknowledges that the Software is of such complexity that it may have certain defects when delivered, and the Master Distributor agrees that in respect of such defects Elevon's sole liability and save as provided in Clause 22 the Master Distributor's sole remedy in respect of any breach of the warranty shall be for Elevon to provide corrections of documented program errors in accordance with Clause 8.2. If Elevon fails (other than through the act or default of the Master Distributor) within a reasonable time to correct non-conforming Software as aforesaid its liability therefor shall be limited to a sum equal to the total Royalties received by Elevon from the Master Distributor in any one Year pursuant to this Agreement.

    The express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

    Notwithstanding anything else contained in this Agreement but subject to Clause 23.4, neither Party shall be liable to the other for loss of profits, goodwill, business or anticipated savings or for any indirect or consequential loss or damage whatsoever even if such Party shall have been advised of the possibility thereof and whether arising from negligence, breach of contract or howsoever. Notwithstanding anything else contained in this Agreement, each Party's aggregate liability under this Agreement shall be limited to a sum equal to the total Royalties received by Elevon from the Master Distributor in any one Year pursuant to this Agreement provided that this Clause 23.3 shall not limit the liability of either Party to indemnify the other under Clause 22.

    Neither Party excludes liability for death or personal injury caused by its negligence, or for any other form of liability which cannot be excluded or restricted by law.

  FORCE MAJEURE

    Neither Party shall be liable to the other Party for~~,~~ any delay or non-performance of its obligations under this Agreement to the extent that its performance is interrupted or prevented by Force Majeure.

    Such delay or failure shall not constitute a breach of this Agreement and to the extent that the affected Party's obligations are suspended by Force Majeure the corresponding obligations of the other Party shall also be suspended and the time for performance shall be extended by a period equivalent to that during which performance is so prevented provided that if such delay or failure persists for 90 days or more, the Party not affected may, at its option and if it is reasonable for it to do so, terminate this Agreement by giving 14 days written notice.

  NOTICES

    Any notices required to be given under this Agreement shall be in writing and delivered personally or by first class post or transmitted by facsimile or electronic mail to the address of the Parties set out below:

      ELEVON:

      Address: 303 2nd Street, 3 North, San Francisco 94107, California USA

      For attention of: Frank Richardson

      Telephone: 001 415 495 8811

      Facsimile: 001 415 243 2828

      E-mail: frank.richardson@elevon.cc

      MASTER DISTRIBUTOR:

    Address: The Gate House, Gatehouse Way, Aylesbury, Buckinghamshire, HP19 8HG

    For attention of: Roger Llewellyn

    Telephone: 01296 432 951

    Facsimile: 01296 398 964

    E-mail: roger.llewellyn@elevon.cc

    Any notice served by:

      personal delivery, shall be deemed served at the time of delivery;

      first class post, shall be deemed served at the start of the second business day after posting;

      facsimile, shall be deemed served on the day of transmission (or the next following business day if transmitted outside normal working hours) provided that the sender shall have received a transmission report indicating that all the pages of the notice have been transmitted to the correct facsimile number; and

      electronic mail, shall be deemed served on the day of delivery to a server accessible by the recipient (or the next following business day if sent outside normal working hours) and provided that the sender posts a confirmatory copy of the notice by first class post.

  Any Party may change any details of its address, facsimile number or electronic mail address by notice in the manner described above.

  GENERAL

    Entire Agreement

      This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and invalidates all prior oral or written communications, understandings, representations or warranties relating to the subject matter hereof.

      Each Party warrants to the other that it has not relied on any such communications, understandings, representations or warranties in entering into this Agreement.

    Severability

    If any term or provision of this Agreement or its application to any Party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of the term or provision to any other Party or circumstances, other than those as to which it is already invalid or unenforceable, shall not be affected, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Parties shall negotiate in good faith to replace any invalid or unenforceable provisions by substitute provisions.

    Amendments

    No amendment to this Agreement whether oral or written shall be binding on either Party unless in writing and signed on behalf of the Parties.

    Assignment

    The Master Distributor shall not be entitled to assign or otherwise transfer or dispose of this Agreement or any of its rights or obligations under it in whole or in part without the prior written consent of Elevon such consent not to be unreasonably withheld or delayed.

    Publicity

      Either Party may make public statements or announcements, whether to the press or otherwise, concerning the existence of this Agreement. Neither Party may however make any such statement or announcement concerning the subject matter of the Agreement without the other Party's written consent, not to be unreasonably withheld or delayed.

      Either Party may accompany any such statement with one or more of the other Party's trade marks, so long as it obtains the other Party's written consent, not to be unreasonably withheld or delayed, and complies with the other Party's reasonable requirements relating to the depiction of the trade marks.

    Costs

    Each Party shall be responsible for all its own costs incurred in the performance of its obligations hereunder.

    Counterparts

    This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed and delivered shall be an original.

    Third Party Rights

    A person who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

    U.S. Export Controls

  The Master Distributor acknowledges and agrees that the Software Materials, and all of the Confidential Information, are subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. In the exercise of its rights and the performance of its obligations under this Agreement, the Master Distributor shall comply strictly with all such United States export control laws and regulations applicable to the Software Materials, and the Confidential Information, and shall not export, re-export, transfer, divert or disclose any such Software Materials or Confidential Information, or any direct product thereof, to any destination restricted or prohibited under U.S. export controls, or to any national or resident thereof, except in accordance with all U.S. export controls. The Master Distributor's obligations under this Clause shall survive the termination of this Agreement for any reason whatsoever.

  GOVERNING LAW AND DISPUTE RESOLUTIONS

    This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

    In the event of any dispute or difference which may arise between the Parties in connection with or arising out of this Agreement, senior representatives or members of the board of directors of the Parties shall, within five (5) business days of a written request from either Party to the other addressed to the managing director or equivalent, meet in a good faith effort to resolve the dispute or difference without recourse to legal proceedings.

    If the dispute or difference is not resolved as a result of such meeting, either Party may (at such meeting or within five (5) business days from its conclusion) propose to the other in writing ("the Dispute Notice") that the dispute or difference is resolved as follows:

      arbitration, in which case, such dispute or difference shall be referred to a single arbitrator to be agreed between the Parties, or failing such agreement within ten (10) business days of the date of the Dispute Notice, to be nominated by the President for the time being of the Chartered Institute of Arbitrators in accordance with the Arbitration Act, 1996; or

      expert determination, whereby if the Parties are in dispute on a particular technical or financial issue they may appoint a technical or financial expert (depending on the area of dispute between the Parties) to determine the issues in dispute between them. Such appointment shall be agreed between the Parties, or failing such agreement within ten (10) business days of the Dispute Notice, a technical expert shall be appointed by the President for the time being of the Institution of Electrical Engineers or a financial expert shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (as the case may be). The determination of any such expert shall be final and binding on the Parties.

    The Parties agree to co-operate fully with such arbitrator, technical or financial expert and provide such assistance as is necessary to enable the arbitrator, technical or financial expert to discharge its duties.

    Each Party shall bear its own costs in relation to the dispute resolution procedure set out in this Clause and equally between them the fees and expenses of the arbitrator, or the technical or financial expert (as the case may be).

    Failing resolution of such dispute or difference, either of the Parties may submit such dispute or difference to the jurisdiction of the English Courts.

Duly executed by the Parties

SIGNED for and on behalf of

ELEVON INCORPORATED

By Frank M Richardson

Signature /s/ Frank M Richardson

Title C.E.O.

Witness /s/ Stanley V. Vogler

SIGNED for and on behalf of

ELEVON LIMITED

By Roger Llewellyn

Signature /s/ Roger Llewellyn

Title

Witness /s/ Keir Gordon